PRIME RETAIL, L.P.

                 EXHIBIT 12.1: COMPUTATION OF RATIO OF EARNINGS
    TO COMBINED FIXED CHARGES AND PREFERRED STOCK DISTRIBUTIONS AND DIVIDENDS

              (Amounts in thousands, except for ratio information)

                                                 Three Months Ended March 31
                                            ------------------------------------
                                                   1998                   1997
                                            --------------        --------------
 Income before minority interest            $       8,037         $       3,731
 Interest incurred                                  9,693                 9,600
 Amortization of capitalized interest                  94                    79
 Amortization of debt issuance costs                  167                   608
 Amortization of interest rate protection
      contracts                                       342                   336
 Less interest earned on interest rate
      protection contracts                            (23)                  (39)
 Less capitalized interest                         (1,388)                 (845)
                                            --------------        --------------
      Earnings                                     16,922                13,470
                                            --------------        --------------

 Interest incurred                                  9,693                 9,600
 Amortization of debt issuance costs                  167                   608
 Amortization of interest rate protection
      contracts                                       342                   336
 Preferred stock distributions and dividends        4,166                 3,093
                                            --------------        --------------
      Combined Fixed Charges and
         Preferred Stock Distributions
         and Dividends                             14,368                13,637
                                            --------------        --------------

 Excess of Combined Fixed Charges
      and Preferred Stock Distributions
      and Dividends over Earnings                                 $        (167)
                                                                  ==============
 Ratio of Earnings to Combined
      Fixed Charges and Preferred Stock
      Distributions and Dividends                    1.18 x
                                            ==============